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                                                                      EXHIBIT 15

November 22, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our reports dated May 7, 2002, August 7, 2002 and November 13, 2002 on our reviews of interim financial information of Honeywell International Inc. for the three month periods ended March 31, 2002 and 2001, the three and six-month periods ended June 30, 2002 and 2001 and the three and nine-month periods ended September 30, 2002 and 2001, and included in the Company's quarterly report on Form 10-Q for the quarters then ended are incorporated by reference in its Registration Statement dated November 25, 2002.

Yours very truly,

PricewaterhouseCoopers LLP